Exhibit 5.1

ROPES & GRAY LLP
PRUDENTIAL TOWER
800 BOYLSTON STREET
BOSTON, MA 02199-3600
WWW.ROPESGRAY.COM

March 1, 2017

Paratek Pharmaceuticals, Inc.

75 Park Plaza

Boston, MA 02116

Re:	Registration Statement on Form S-3 (File No. 333-215123)

Ladies and Gentlemen:

We have acted as counsel to Paratek Pharmaceuticals, Inc., a Delaware corporation (the “Company”) in connection with the issuance and sale of up to $50,000,000 of shares (the “Shares”) of common stock, $0.001 par value (“Common Stock”), of the Company pursuant to the above-referenced registration statement (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).  The Shares will be sold pursuant to a Controlled Equity OfferingSM Sales Agreement, by and between the Company and Cantor Fitzgerald & Co. (the “Agreement”).

In connection with this opinion letter, we have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein.  In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.

The opinion expressed below is limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when the Shares are issued out of the Company’s duly authorized Common Stock and sold in accordance with the terms of the Agreement, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal Matters.”  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Sections 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Ropes & Gray LLP
Ropes & Gray LLP